Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: October 21, 2008 (9:00 a.m. for Immediate Release)

Chemung Financial Reports
3rd Quarter and Nine Month Earnings

Chemung Financial Corporation has reported third quarter unaudited net income of $2.404 million vs. $2.153 million for the third quarter of 2007. Earnings per share for the quarter were $0.67 as compared with $0.60 a year ago, an increase of 11.7%.

Net income for the first nine months of 2008 totaled $6.817 million vs. $5.671 million for the corresponding period in 2007, with earnings per share increasing 20.3% from $1.58 to $1.90 per share.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"We are pleased to report improvement in both our third quarter and first nine months earnings compared to the corresponding periods in 2007.

Our third quarter earnings increase resulted principally from an increase in net interest income, offset to some extent by lower non-interest income, an increase in the provision for loan losses and an increase in operating expenses.

Net interest income for the third quarter of 2008 was $1.376 million or 20.8% higher than the corresponding period last year, with the net interest margin increasing 37 basis points from 3.70% to 4.07%. This improvement resulted from a $71.5 million or 10.1% increase in average earning assets and a 104 basis point decrease in the average cost of interest bearing liabilities, offset somewhat by a 40 basis point decline in the average yield on earning assets. We have continued to see strong loan growth, as on average, total loans increased $35.0 million or 6.5% from an average of $535.3 million during the third quarter of 2007 to an average of $570.3 million during the third quarter of this year.

A $175 thousand increase in the third quarter provision for loan losses as compared to the third quarter of 2007 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, the current economic environment and loan growth.

Non-interest income for the third quarter of 2008 decreased $85 thousand or 2.0% from $4.271 million to $4.186 million due principally to lower Trust and Investment Center fee income, which has been impacted by the significant market decline over the past year.

A $662 thousand or 8.9% increase in third quarter operating expenses compared to the corresponding quarter in 2007 was in part related to the purchase in March of this year of three branch offices from Manufacturers and Traders Trust Company in Broome and Tioga counties, with the expense increase reflected principally in higher salaries, net occupancy costs, amortization of intangible assets and data processing costs.

The earnings increase for the first nine months of this year resulted principally from increases in net interest income and non-interest income, somewhat offset by higher operating expenses.

Net interest income for the first nine months of this year totaling $22.579 million was $3.453 million or 18.1% higher than the first nine months of 2007, with the net interest margin increasing 33 basis points to 4.01%. This increase was principally the result of a $46.9 million increase in average loans and a 75 basis point decrease in the average cost of interest bearing liabilities, partially offset by a 20 basis point decrease in average yield.

Non-interest income for the first nine months of 2008 increased $926 thousand or 7.5% due in large part to increases in Trust and Investment Center fee income associated with the purchase in May of 2007 of the trust business of Partners Trust Bank and gains on securities transactions resulting from the initial public offering ("IPO") of Visa common stock. As a Visa member institution, the Corporation was issued shares in Visa prior to the IPO, a portion of which were redeemed by Visa following the IPO, resulting in a net pre-tax gain of $411 thousand. The increase in non-interest income was also significantly impacted by higher service charges and debit card interchange fee income.

A $2.407 million or 10.7% increase in operating expenses compared to the first nine months of last year was due in large part to higher expenses related to the aforementioned branch and trust acquisitions.

As we celebrate our 175th anniversary this month we find our country in the midst of a financial and credit crisis and the banking landscape is undergoing some profound changes. This has been brought about to a great extent by some banks either offering their clients or investing in subprime mortgages which clients could not afford to repay. We have not and will not make these types of loans or investments, and have always felt strongly that it is irresponsible to do so.

Chemung Canal Trust Company is the oldest active independent bank in New York State and we have stood the test of time and weathered many storms over our 175 years. We remain a strong and healthy independent bank with solid earnings, a strong capital position, a committed and talented staff and a highly dedicated and capable Board of Directors. We are grateful for the continued support of our clients, employees, shareholders and the communities we serve."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.